MANAGEMENT SERVICES AGREEMENT


                                     Between


                   SYNETIC HEALTHCARE COMMUNICATIONS, INC.

                                       And

                THE HEALTH INFORMATION NETWORK CONNECTION LLC



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                                TABLE OF CONTENTS


1.  DEFINITIONS..........................................................1


2.  SYNETIC'S RESPONSIBILITIES...........................................5


3.  THINC'S RESPONSIBILITIES.............................................7


4.  TRANSITION...........................................................8


5.  FEES AND PAYMENT.....................................................9


6.  CONFIDENTIALITY.....................................................10


7.  PROPRIETARY RIGHTS..................................................11


8.  TERM AND TERMINATION................................................11


9.  WARRANTIES..........................................................13


10. LIMITATIONS AS TO AMOUNT AND TYPE OF LIABILITY......................16
 .

11. INDEMNITIES.........................................................16


12. DISPUTE RESOLUTION AND ARBITRATION..................................19


13. GENERAL.............................................................19


                               TABLE OF SCHEDULES

SCHEDULE A:  Operating Plan

SCHEDULE B:  Content and Messaging Services

SCHEDULE C:  Third-Party Agreements

SCHEDULE D:  THINC Employees

SCHEDULE E:  Synetic Charges for Management Services

SCHEDULE F:  Insurance

SCHEDULE G:  Customer Contracts

SCHEDULE H:  Performance Standards


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                          MANAGEMENT SERVICES AGREEMENT

      This Management Services Agreement (the "Agreement") is between Synetic Healthcare Communications, Inc., a Delaware corporation having its principal place of business at River Drive Center 2, 669 River Drive, Elmwood Park, New Jersey 07407-1361 (hereinafter "Synetic") and The Health Information Network Connection LLC, a New York limited liability company having its principal place of business at 1155 Avenue of the Americas, New York, New York 10036 (hereinafter "THINC"), and is effective as of January 1, 1999.

      WHEREAS, THINC is engaged in the business of establishing a community health information network in the New York City metropolitan area (as defined further herein, the "THINC Network") and Synetic is engaged in the business of providing healthcare communications products and services in the New York City metropolitan area and in other areas of the United States;

      WHEREAS, Synetic, THINC and the Members of THINC have entered into simultaneously herewith an Amended and Restated Operating Agreement and other Related Agreements (as hereinafter defined) whereby, among other things, Synetic will become the Contract Manager (as defined in the Operating Agreement) of THINC;

      WHEREAS, THINC desires to outsource all Management Services (as hereinafter defined) and other functions performed by THINC to Synetic, subject to the terms of this Agreement;

      WHEREAS, following the Transition Period (as hereinafter defined), Synetic will become the Contract Manager of THINC, managing all aspects of THINC's business, subject to the terms of this Agreement;

      WHEREAS, as part of its services, Synetic will provide THINC with certain Content and Messaging Services (as hereinafter defined); and

      WHEREAS, THINC will provide Synetic with the exclusive right to deploy Synetic's Clinical Transaction Services (as hereinafter defined) on the THINC Network (as hereinafter defined).

      NOW, THEREFORE, in consideration of the mutual covenants and agreements described in this Agreement, the parties hereby agree as follows:



                                 1. DEFINITIONS


1.1 1997 Financial Statements. "1997 Financial Statements" shall have the meaning set forth in Section 9.1.11.

1.2 Agreement. "Agreement" shall refer to the terms and conditions set forth herein and in the Schedules attached hereto, which are hereby made an integral part of this Agreement and shall be read as if included within the text of this Agreement.

1.3 Board of Managers. "Board of Managers" shall have the meaning set forth in the Operating Agreement.

1.4 Change of Control. "Change of Control" shall have the meaning set forth in Section 8.7.


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1.5 Clinical Transaction Contract. "Clinical Transaction Contract" shall mean the contract entered into by Synetic and each of the Current Payer-Members on the date of this Agreement and any contract entered into by Synetic and any other Payer in the future, in each case for the provision by Synetic of Clinical Transaction Services.

1.6 Clinical Transaction Services. "Clinical Transaction Services" shall mean and include any or all of Synetic's prescription and laboratory services which connect physicians, staffs and patients, with payers, pharmacies, hospitals, laboratories, suppliers or other organizations involved in the concurrent, retrospective or prospective communications of information relating to or prompted by the selection or use of a prescription drug or lab test (as applicable) by physicians on behalf of patients, all as provided pursuant to the Clinical Transaction Contract.

1.7 Confidential Information. "Confidential Information" shall have the meaning set forth in Section 6.1.

1.8 Confidential Member Information. "Confidential Member Information" shall mean any information identified in writing by a Member as "confidential."

1.9 Content and Messaging Services. "Content and Messaging Services" shall mean, collectively, the services described on Schedule B hereto.

1.10  Cure Period.  "Cure Period" shall have the meaning set forth in
Section 8.3.

1.11 Current Payer-Member. "Current Payer-Member" shall mean each of Empire Blue Cross and Blue Shield, Group Health Incorporated and Health Insurance Plan of Greater New York.

1.12 Customer Contracts. "Customer Contracts" shall have the meaning set forth in Section 2.2.

1.13 Debtor Relief Law. "Debtor Relief Law" shall have the meaning set forth in Section 8.8.

1.14 Effective Date. "Effective Date" shall mean the date of this Agreement first written above.

1.15  GNYHA.  "GNYHA" shall mean GNYHA Management Corporation.

1.16 GNYHA Member. "GNYHA Member" shall mean a member of the Greater New York Hospital Association.

1.17 Health Plan Competitor. "Health Plan Competitor" shall mean an organization that is engaged primarily in the business of providing health insurance or health maintenance organization services.

1.18 Indemnified Party. "Indemnified Party" shall have the meaning set forth in Section 11.3.1.

1.19 Indemnifying Party. "Indemnifying Party" shall have the meaning set forth in Section 11.3.1.

1.20 Interim Financial Statements. "Interim Financial Statements" shall have the meaning set forth in Section 9.1.11.

1.21  Liabilities.  "Liabilities" shall have the meaning set forth in
Section 9.1.13.

1.22  Losses.  "Losses" shall have the meaning set forth in Section 11.4.


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1.23 Managed Care Services. "Managed Care Services" shall mean and include any or all of THINC's managed care transaction services, which include claims submission, on-line (batch and real-time) eligibility, benefit plan detail, roster distribution, remittance advice distribution, online claims inquiry, electronic referral/pre-certification and authorization, and encounter submission, all as provided pursuant to the Managed Care Transaction Contract.

1.24 Managed Care Transaction Contract. "Managed Care Transaction Contract" shall mean the contract entered into by THINC and each of the Current Payer-Members on the date of this Agreement and any contract entered into by THINC and any other Payer in the future, in each case for the provision by THINC of Managed Care Services.

1.25 Management Services. "Management Services" shall mean any and all services relating to the management and day-to-day administration and operation of all aspects of THINC's business, including without limitation administration, finance, legal, product development, operations, information systems, marketing and sales, customer support and account management functions, and implementation, support and training services to enable use of the Content and Messaging Services.

1.26 Member. "Member" shall mean any current or future member of THINC, including without limitation Synetic, GNYHA and any Current Payer-Member.

1.27 Millennium Compliant. "Millennium Compliant" shall have the meaning set forth in Section 9.2.7.

1.28 Operating Agreement. "Operating Agreement" shall mean that certain Amended and Restated Operating Agreement of even date herewith entered into by and among Synetic, GNYHA Management Corporation and the Current Payer-Members, as the same may be amended or modified from time to time.

1.29 Operating Plan. "Operating Plan" shall mean the preliminary operating plan (including budget) attached as Schedule A to this Agreement, which Operating Plan shall be reviewed and amended in accordance with Section 2.4 hereto and the Operating Agreement.

1.30 Payer. "Payer" shall mean an insurer, health maintenance organization or other payer of health-related claims.

1.31 Performance Cure Period. "Performance Cure Period" shall have the meaning set forth in Section 8.6.

1.32 Services. "Services" shall mean, collectively, the Management Services and the Content and Messaging Services.

1.33 Synetic Proprietary Materials. "Synetic Proprietary Materials" shall mean, collectively, the Content and Messaging Services, the Clinical Transaction Services, and any other Synetic-owned or licensed system or technology (excluding only the THINC Proprietary Materials) used by Synetic in connection with the provision of the Management Services, the Content and Messaging Services, and the Clinical Transaction Services, including without limitation any related communications/integration network designed, developed or implemented by Synetic, and all software, proprietary elements, documentation, records and other Synetic-owned or licensed trade secrets or know-how related to any of the foregoing, including but not limited to all copyrights, trademarks, patents, trade secrets and other intellectual property rights inherent therein or appurtenant thereto, and any modifications, enhancements,



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updates and upgrades thereto owned by Synetic or its licensors as of the
Effective Date or thereafter created, designed or developed by Synetic, its employees or agents.

1.34 Synetic Relationship Manager. "Synetic Relationship Manager" shall have the meaning set forth in Section 2.3.

1.35  Synetic System.  "Synetic System" shall have the meaning set forth in
Section 9.2.5.

1.36  Term.  "Term" shall have the meaning set forth in Section 8.1.

1.37 THINC Employees. "THINC Employees" shall mean THINC personnel identified on Schedule D hereto.

1.38 THINC Facilities. "THINC Facilities" shall have the meaning set forth in Section 4.3.

1.39 THINC Network. "THINC Network" shall mean and refer to the network of THINC equipment, hardware, software and services owned or leased by THINC for the processing or provision of healthcare communications services in the New York City metropolitan area.

1.40 THINC Proprietary Materials. "THINC Proprietary Materials" shall have the meaning set forth in Section 4.4.

1.41 THINC Relationship Manager. "THINC Relationship Manager" shall have the meaning set forth in Section 3.1.

1.42 THINC-Supplied Assets. "THINC-Supplied Assets" shall have the meaning set forth in Section 4.2.

1.43 Third-Party Business Property Rights. "Third-Party Business Property Rights" shall have the meaning set forth in Section 9.1.9.

1.44 Transition Period. "Transition Period" shall mean the sixty (60)-day period following the Effective Date of this Agreement during which the management of THINC's operations is transferred from THINC to Synetic, or such longer period that THINC and Synetic agree is necessary for the completion of such transition.

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                         2. SYNETIC'S RESPONSIBILITIES

2.1 Management Services. Following the Transition Period, Synetic shall provide to THINC the Management Services in material accordance with the Operating Plan. Without limiting the generality of the foregoing, Synetic shall be responsible for conducting the management functions set forth in the Operating Plan, and performing the tasks described in the Operating Plan relating to each such function, subject in each case to such qualifications and other conditions as are set forth in the Operating Plan. The parties acknowledge that the financial targets set forth in the Operating Plan, and the ability of Synetic to successfully achieve the goals or implement the strategies described in the Operating Plan, are based on certain assumptions and other factors beyond Synetic's reasonable control. Accordingly, the failure of THINC to meet such financial targets or of Synetic to successfully achieve such goals or implement such strategies shall not, in and of itself, be deemed a breach of this Agreement. Synetic acknowledges and agrees, however, that it shall not incur costs or expenses on behalf of THINC in any fiscal year in excess of the aggregate amount of budgeted cost of sales, operating expenses and capital expenditures for such fiscal year set forth in the Operating Plan without first obtaining the required approval of the Members, as provided in the Operating Agreement.

2.2 Standards of Performance. Synetic agrees to use due care and act in good faith in its performance of the Management Services and to provide the Management Services in a professional and businesslike manner and in accordance with standard industry practices. In addition, provided that the conduct of such THINC performance shall be within Synetic's reasonable control, Synetic agrees to (a) cause THINC to perform in all material respects in accordance with the terms of the contracts entered into between THINC and its customers listed on Schedule G (the "Customer Contracts") and the Managed Care Transactions Contracts entered into with the Current Payer-Members, except for certain provisions of the Customer Contracts described on Schedule G, and (b) cause THINC to perform in all material respects in accordance with the terms of each contract entered into by Synetic on behalf of THINC.

2.3 Synetic Relationship Manager. Synetic will appoint a relationship manager to manage the relationship established by this Agreement (the "Synetic Relationship Manager") who will (a) coordinate and monitor Synetic's obligations under this Agreement, and (b) serve as the primary liaison with the THINC Relationship Manager.

2.4 Operating Plan. During the ninety (90) day period following the Effective Date, Synetic will modify the preliminary Operating Plan attached as Schedule A to this Agreement, as appropriate, to reflect information made available to it during the Transition Period and other new information, and review such modified Operating Plan with the Members. Synetic and each of the other Members will then agree on a revised Operating Plan, which will replace such preliminary Operating Plan. In the event that unanimous agreement of Synetic and such Members is not reached, the Operating Plan attached as Schedule A to this Agreement shall remain in effect unless and until it is modified pursuant to the terms of the Operating Agreement. Thereafter, Synetic shall periodically review the Operating Plan with the Board of Managers and in the event Synetic determines to amend the Operating Plan, Synetic shall seek required approval of the Members, as provided in the Operating Agreement.

2.5 Content and Messaging Services. Subject to the terms contained in this Agreement, Synetic will provide THINC with access to and the right to use of the Content and Messaging Services. Synetic and THINC will mutually agree upon the timing of deployment of the Content and Messaging Services. Prior to such deployment, and subject to the terms of this Agreement, Synetic will provide to THINC any software and documentation necessary to allow physicians to access the Content and Messaging

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Services.

2.6 Exclusive Use of THINC Network for Clinical Transaction Services. Synetic will use the THINC Network, on an exclusive basis, to provide the Clinical Transaction Services with the Current Payer-Members and other Payers in the New York City metropolitan area, except to the extent that either (i) network configurations of such Current Payer-Members and other Payers or third-party distribution entities (e.g., physician office management or hospital information systems (POMIS/HIS) vendors, pharmaceutical benefit managers, integrated delivery networks, laboratory companies, other entities that provide software or other online access to physician offices) make it impractical or prohibitively expensive to use the THINC Network for such Clinical Transaction Services; or
(ii) such Current Payer-Members and other Payers or third-party distribution entities will not permit Synetic to use the THINC Network after Synetic has used its reasonable best efforts to cause such Current Payer-Members or other Payers or third-party distribution entities to permit such use. Notwithstanding exceptions (i) and (ii) set forth above, Synetic will not manage a network in the New York City metropolitan area to conduct Clinical Transaction Services that is competitive to the THINC Network.

2.7 Control of Services. The Services shall be under the exclusive control, management and supervision of Synetic, subject to the terms and conditions of the Operating Agreement. Synetic may, in its sole discretion (unless otherwise expressly provided in the Operating Agreement): (a) enter into contracts and other arrangements on behalf of THINC which are in the ordinary course of THINC's business and in material accordance with the Operating Plan, (b) enter into any other contracts and other arrangements on behalf of THINC, provided that Synetic obtains approval from the Board of Managers of THINC; (c) reengineer work functions and/or change locations where work functions are performed; (d) perform its obligations through its subsidiaries or affiliates, or through the use of Synetic-selected independent subcontractors; provided, however, that Synetic shall not be relieved of its obligations under this Agreement by use of such subsidiaries, affiliates or subcontractors, and provided further, that Synetic shall not perform any material aspect of the Management Services through independent subcontractors without the prior approval of the Board of Managers; and (e) modify and/or replace work processes and/or technology relating to the Services (except that Synetic shall not modify or amend the Master Lease, dated February 12, 1997, between THINC and Sun Data, Inc. (and related Master Lease Schedule Number 203528), without the prior consent of each of GNYHA Management Corporation and the Current Payer-Members).

2.8 Personnel. Synetic will dedicate the qualified and competent personnel necessary to perform its responsibilities hereunder. In connection therewith, Synetic will provide part-time resources of members of its healthcare communications management team. Synetic shall have the right to: (a) control and supervise the activities of Synetic personnel who provide Services; (b) determine which persons shall perform the Services; and (c) with respect to any individual, reassign, promote, demote or terminate such individual, subject to the provisions of the Operating Agreement relating to the right of the Board of Managers to reasonably approve officer appointments. Synetic reserves the right to determine the personnel assigned to perform the Services and to replace, rotate or reassign such personnel during the Term of this Agreement.

2.9 THINC Employees. As soon as practicable after the Effective Date, Synetic agrees to offer employment to all the THINC Employees listed on Schedule D. The terms of such employment will be mutually agreed upon between Synetic and the THINC Employees. In connection with the transition of the THINC Employees from THINC to Synetic, Synetic shall request from each THINC Employee a general release of all claims and liabilities arising out of such THINC Employee's employment with THINC. The parties anticipate that, effective at the expiration of the Transition Period, the THINC


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Employees will cease to be employees of THINC and become employees of Synetic subject to Section 2.8. Synetic will appoint one of its officers as the contact person to communicate regularly with the Board of Managers regarding performance of the THINC Employees and other employees of Synetic who perform Services for THINC. Following termination of this Agreement, THINC shall not be prohibited from offering employment to those employees of Synetic who devote all or substantially all of their time to providing Management Services under this Agreement.

2.10 Minimization of Service Disruptions. Whenever conditions reasonably permit, the parties will mutually agree on the scope, timing, frequency and duration of any planned service interruptions or delays and will jointly attempt to minimize their impact on THINC's business operations.

2.11 Books and Records. Synetic will keep full, true and accurate books, accounts and records of THINC, which will be available for review by any Member; provided however, that no Member shall be permitted to review the Confidential Member Information of any other Member. Synetic shall maintain separate accounts with one or more financial institutions on behalf of THINC and shall keep THINC monies and funds separate from and shall not commingle such monies or funds with monies or funds of Synetic.

                          3. THINC'S RESPONSIBILITIES

3.1 THINC Relationship Manager. The Members of THINC other than Synetic will appoint a relationship manager to manage the relationship established by this Agreement (the "THINC Relationship Manager") who will (a) coordinate and monitor THINC's obligations under this Agreement, and (b) serve as the primary liaison with the Synetic Relationship Manager.

3.2 Access to Information. THINC will provide to Synetic, during and after the Transition Period, full access to and use of THINC's facilities, assets, books and records and complete information relating to THINC's business so that Synetic can perform its obligations under this Agreement. Such information will include, without limitation, the following:

          (a) Financial and accounting information;
          (b) Equipment and other asset information;
          (c) Employee and consultant information;
          (d) Customer information;
          (e) Market, strategic and related information;
          (f) License and other contract information (including royalties payable by or to THINC);
          (g) Systems information; and
          (h) Intellectual property information.

Synetic may accept as correct, accurate and reliable, without any further inquiry, all information, data, documents and other records delivered, supplied or made available to Synetic hereunder (i) on or prior to the Effective Date or,
(ii) after the Effective Date, that were generated or prepared without the involvement of Synetic. Synetic shall have no responsibility or liability for any error, inadequacy or omission which results from inaccurate or incomplete information, data, documents or other records provided to Synetic hereunder.

3.3 Conduct of Business. During the Transition Period, THINC will conduct its business in the ordinary course, consistent with past practice, and consult with Synetic on all management and




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operational matters.

3.4 Exclusivity of Management Services. THINC agrees that Synetic will be the exclusive provider to THINC of the Management Services.

3.5 Exclusivity of Clinical Transaction Services. THINC agrees that, during the Term, Synetic will have the exclusive right to implement, deploy, deliver, support, provide, maintain and make available any or all of the Clinical Transaction Services, or any aspect of such services, on, through or in conjunction with the THINC Network. THINC agrees not to, directly or indirectly, endorse, advertise, promote, develop, implement, deploy, deliver, support, provide, maintain, enhance, host, link to, license or make available any service or software that implements, supports or mediates any aspect of the Clinical Transaction Services or any transaction similar to any aspect of the Clinical Transaction Services, either synchronously or asynchronously.

3.6 Exclusivity of Content and Messaging Services. THINC agrees that, during the Term, Synetic will have the exclusive right to implement, deploy, deliver, support, provide, maintain and make available any or all of the Content and Messaging Services on, through or in conjunction with the THINC Network. THINC agrees not to, directly or indirectly, endorse, advertise, promote, develop, implement, deploy, deliver, support, provide, maintain, enhance, host, link to, license or make available any service or software that implements, supports or mediates any aspect of the Content and Messaging Services or any services similar to any aspect of the Content and Messaging Services, either synchronously or asynchronously.

3.7 Connectivity for Content and Messaging Services. THINC agrees to provide the high speed telecommunications connections and supporting equipment required by Synetic to maintain connectivity between the Synetic System and the THINC Network and enable Synetic to provide the Content and Messaging Services. Synetic and THINC will share equally the costs of such connections and supporting equipment.

                                 4. TRANSITION

4.1 Transition Period. During the Transition Period, Synetic and THINC will work together to provide for the transition of management of THINC's operations from THINC to Synetic.

4.2 THINC Supplied Assets. On the Effective Date, THINC shall permit Synetic to use all of its owned or leased assets (the "THINC-Supplied Assets") to perform the Services hereunder. THINC will retain financial responsibility for the depreciation, funding, taxes and insurance expenses and other expenses incidental to ownership of each of the THINC Supplied Assets.

4.3 THINC Facilities. As of the Effective Date, THINC shall provide to Synetic the use and/or occupancy of THINC's owned and leased facilities (the "THINC Facilities") which space is currently designated to be occupied by Synetic in performing the Services. Synetic may attach equipment to and occupy any existing THINC structures, office space or equipment space on THINC-controlled property for any reasonable use consistent with this Agreement, and solely for the purpose of providing the Services.

4.4 THINC Proprietary Materials. Subject to the terms of this Agreement, THINC hereby grants to Synetic the right to access and use, during the Term and solely for the purpose of enabling Synetic to perform its obligations under this Agreement, including providing the Services, the THINC Network and


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any other THINC-owned or licensed systems and technology, software, proprietary elements, documentation, records and other THINC-owned or licensed trade secrets or know-how, including but not limited to all copyrights, trademarks, patents, trade secrets and other intellectual property rights inherent therein or appurtenant thereto (collectively the "THINC Proprietary Materials").

4.5 Third Party Consents. THINC shall be responsible, at its expense, to obtain, and Synetic will cooperate with THINC in obtaining, any necessary consents, licenses, sublicenses or approvals from third parties as are necessary to allow Synetic to use and/or occupy the THINC Supplied Assets, THINC Facilities and the THINC Proprietary Materials to enable Synetic to provide the Services hereunder, which third party consents, licenses, sublicenses and approvals are listed on Schedule C. In the event that THINC is not able to obtain any such consent, license, sublicense or approval, THINC shall use and/or occupy the THINC Supplied Assets, THINC Facilities or THINC Proprietary Materials covered thereby, as directed by Synetic, to enable Synetic to provide the Services hereunder.

                              5. FEES AND PAYMENT

5.1 Payment. Synetic shall invoice fees and costs set forth in Sections 5.2 and
5.3 for each month Services are provided hereunder. Invoices are payable within thirty (30) days of the date invoices are delivered. All periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

5.2 Reimbursement of Costs for Management Services. THINC will reimburse Synetic the actual costs of the Management Services it performs hereunder. Notwithstanding the foregoing, Synetic shall not be reimbursed for any costs incurred in any fiscal year costs in excess of the amount of aggregate budgeted cost of sales, operating expenses and capital expenditures for such fiscal year set forth in the Operating Plan, unless the incurrence of such excess costs was approved by the Members, as provided in the Operating Agreement. The methodology for calculation of charges payable by THINC for certain actual costs incurred by Synetic in connection with the provision of Management Services is set forth in Schedule E hereto. Synetic will provide to the Board of Managers of THINC reasonable supporting documentation for these costs and, subject to Section 5.6, an opportunity to review and audit such costs.

5.3 Fees for Content and Messaging Services. THINC will pay to Synetic set-up fees in the amount of $30,000 per Payer to provide access to the Content and Messaging Services and monthly maintenance fees of $1,000 per Payer thereafter. Such set-up fees are associated with organizing, converting, publishing and housing Payer's rules, reference materials and other content, and development of necessary interfaces required to support Payer-specific messages, alerts and advisories. The monthly maintenance fees are associated with ongoing maintenance and refreshing of such files. In addition, THINC will bear the actual costs of Synetic of any third-party licensed content provided to THINC as part of the Content and Messaging Services in accordance with the Operating Plan. Except as provided in this Section 5.3, Synetic and THINC shall bear their respective costs relating to the provision of the Content and Messaging Services.

5.4 Reimbursement of Costs for Clinical Transaction Services. Synetic will reimburse THINC for THINC's telecommunication and interface development costs incurred in providing Synetic with network access for the Clinical Transaction Services. Synetic will provide to the Board of Managers reasonable supporting documentation for these costs and an opportunity to review and audit such costs in accordance with the audit provisions contained in Section 5.6.


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5.5 Taxes. THINC shall bear all taxes, duties, levies, and other similar charges
(and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except any income or franchise taxes on profits which may be levied against Synetic.

5.6 Audits. The Board of Managers shall have the right to retain an independent auditor to whom Synetic shall allow reasonable access to Synetic's applicable books of account and other records reasonably relating to, and for the purpose of, verifying the costs referred to in this Section 5.2. The information disclosed by Synetic to such auditor in the course of performing such audit will be kept confidential by the auditor. THINC may request such audits no more than once in any six-month period. THINC shall bear the costs of any such audit; provided, however, that in the event that such auditor determines that the costs of Synetic reimbursed by THINC under Section 5.2 were in excess of one-hundred and ten percent (110%) of the actual amounts payable under such Section 5.2 during the audit period, Synetic shall bear the reasonable out-of-pocket costs incurred by THINC for the performance of such audit, including the costs of such independent auditor. In the event that such auditor determines that the costs of Synetic reimbursed by THINC under Section 5.2 exceeded the actual amounts payable under such Section 5.2, Synetic shall reimburse THINC for such overpayment. In the event that such auditor determines that the costs of Synetic reimbursed by THINC under Section 5.2 were less than the actual amounts otherwise payable under such Section 5.2, THINC shall pay to Synetic such unreimbursed costs.

                               6. CONFIDENTIALITY

6.1 Confidentiality. Except as otherwise provided herein, THINC and Synetic each acknowledge and agree that, in the case of Synetic, all information communicated, orally or in writing, to THINC by Synetic in connection with or containing any Synetic Proprietary Materials, and, in the case of THINC, all information communicated, orally or in writing, to Synetic by THINC in connection with or containing any THINC Proprietary Materials (in either case, "Confidential Information"), shall be used only for purposes of, and in accordance with, this Agreement, and that no such Confidential Information shall be disclosed by either of the parties hereto, its agents or employees, without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements, including requirements of independent auditors, insurance regulators and federal and state securities commissions applicable to such party and its business. Except to the extent otherwise required by applicable law or professional standards, the parties' obligations under this Section 6.1 do not apply to information that: (a) is or becomes generally available to the public through no fault of, or omission or action by, the receiving party, (b) can be shown by documentation to have been known to, or possessed by, the receiving party prior to disclosure by the disclosing party, (c) THINC and Synetic agree from time to time to disclose, or
(d) is independently developed by the receiving party without resort to the disclosing party's Confidential Information; provided, that the foregoing exceptions to treatment of information as Confidential Information shall in no event affect whether such information is or contains Proprietary Material of the disclosing party. Each party shall be deemed to have met its nondisclosure obligations under this Section 6.1 as long as it exercises the same level of care to protect the other's information as it exercises to protect its own confidential information, which in no event shall be less than a level of reasonable care, except to the extent that applicable law or professional standards impose a higher requirement. If either party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the other party's Confidential Information, such party shall (i) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure, (ii) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential

Information and (iii) provide prompt written notice to the other party of such demand. So long as the other party shall have received at least five (5) business days written notice, and so long as the notifying party shall have complied with the other requirements of the preceding sentence, the notifying party shall thereafter be entitled to comply with such demand to the extent required by law, subject to any protective order or the like that may have been entered in the matter.

                             7. PROPRIETARY RIGHTS

7.1 THINC Proprietary Materials. The THINC Proprietary Materials will remain the property of THINC or its licensors and Synetic will have no rights therein, except as provided hereunder or as may be required for Synetic to perform its obligations hereunder or as may be provided in other written agreement(s) entered into by the parties. Any modifications or enhancements made by Synetic to the THINC Proprietary Materials (as they exist as of the Effective Date) during the Term, provided the costs for which were, or could have been, billed to THINC under Section 5.2, will be the property of THINC. THINC Proprietary Materials do not include any Synetic Proprietary Materials.

7.2 Synetic Proprietary Materials. The Synetic Proprietary Materials are and will remain the property of Synetic or its licensors and THINC will have no rights or interest therein, except as may be provided herein or in other written agreement(s) entered into by the parties. Without limitation of the foregoing, the parties recognize that circumstances may arise in which Synetic may develop, specifically on behalf of or in conjunction with THINC, certain new systems, software and communications capabilities, the ownership of which shall be agreed upon by the parties in advance and in writing.

7.3 Return of Proprietary Materials. Upon the termination or expiration of this Agreement for any reason, THINC shall, at Synetic's election, return such Synetic Proprietary Materials in THINC's possession to Synetic, or certify to Synetic that such Synetic Proprietary Materials have been destroyed. The THINC Proprietary Materials are and will remain THINC's property and, upon the termination or expiration of this Agreement for any reason, Synetic will, at THINC's election, return such THINC Proprietary Materials in Synetic's possession to THINC, or certify to THINC that such THINC Proprietary Materials have been destroyed.

7.4 No License. Except as expressly set forth herein, no license is granted by either party to the other with respect to any technical or business information, including but not limited to the Synetic Proprietary Materials and THINC Proprietary Materials, or with respect to rights in any patents, trademarks, copyrights, mask work protection rights and other intellectual property rights.


                            8. TERM AND TERMINATION

8.1 Term. The term of this Agreement shall commence on the Effective Date and continue until June 1, 2004, unless earlier terminated hereunder or extended pursuant to Section 8.2 (the "Term").

8.2 Extension. Synetic shall notify THINC not less than nine (9) months prior to the expiration of the Term, whether Synetic desires to renew this Agreement and of the proposed terms to govern such renewal. Not less than six (6) months prior to such expiration, THINC shall notify Synetic whether it desires to renew this Agreement on the terms proposed by Synetic or on other terms as may be proposed by THINC.

8.3 Termination for Breach. If either party materially breaches any of its duties or obligations hereunder, and such breach is not cured within ninety (90) days after written notice of the breach ("Cure Period"), then the nonbreaching party may terminate this Agreement, provided that such non-breaching party provided written notice of the breach within ninety (90) days following the date that it first became aware of such breach. This termination right must be exercised during the thirty
(30)-day period beginning at the end of the Cure Period.

8.4 Termination for Fraud. In the event of fraud by a party, the other party may terminate this Agreement. This termination right must be exercised during the thirty (30)-day period beginning on the date such fraud is brought to the attention of the other party.

8.5 Termination by Synetic. Synetic will have the right to terminate this Agreement, upon ninety (90) days notice, in the event that two (2) Current Payer-Members materially breach their obligations under a Clinical Transaction Contract or a Managed Care Transaction Contract, and such breaches are not cured within such notice period.

8.6 Termination by THINC Due to Missed Performance. Notwithstanding any other provision of the Agreement, THINC will have the right to terminate this Agreement in the event that Synetic fails to cause THINC to meet the Performance Standards for either Physicians or Payers (as each such Performance Standard is set forth in Schedule H) and such failure is not cured within ninety (90) days after the measurement date set forth in Schedule H when such failure occurred ("Performance Cure Period"). This termination right must be exercised during the thirty (30)-day period beginning at the end of the Performance Cure Period.

8.7 Termination by THINC Due to Acquisition. THINC will have the right to terminate this Agreement if stock or assets of Synetic, Inc., Synetic Healthcare Communications, Inc. or any of their respective affiliates is acquired by a Health Plan Competitor such that such Health Plan Competitor, directly or indirectly, owns more than fifty (50%) of the stock or assets of Synetic Healthcare Communications, Inc. ("Change of Control"). This termination right must be exercised by THINC during the ninety (90) day period following the date that THINC first became aware of the occurrence of the Change of Control.

8.8 Termination for Insolvency. If either THINC or Synetic becomes or is declared insolvent or bankrupt, then this Agreement shall be immediately terminated, without the requirement of any notice to the insolvent or bankrupt party. A party shall be deemed insolvent or bankrupt for purposes of this
Section if:

      (a) a receiver, liquidator or trustee of a party is appointed by court order and such order remains in effect for more than sixty (60) days, or a case is commenced or a petition is filed against a party, and is not dismissed or stayed within sixty (60) days, under any applicable liquidation, conservatorship, bankruptcy, moratorium, insolvency, reorganization or similar laws for the relief of debtors from time to time in effect and generally affecting the rights of creditors (a "Debtor Relief Law"); or

      (b) a party commences a voluntary case or voluntarily seeks, consents to, or acquiesces in the benefit or benefits of any provision of any Debtor Relief Law; consents to the filing of any petition against it under such Debtor Relief Law; makes an assignment for the benefit of its creditors; admits in writing its inability to pay its debts generally as they become due; or consents to the appointment of a receiver, trustee, liquidator or conservator for it or any part of its property.

8.9 Rights Upon Termination. As soon as practicable following the termination of this Agreement for any reason, (a) THINC and Synetic shall pay all amounts due and payable hereunder to the other party as soon as practicable; and (b) Synetic will provide THINC with all files and records related to the performance by Synetic of the Management Services. Synetic shall cooperate with THINC and its Members, and take all reasonable steps necessary, to effect the transition of the management of THINC from Synetic to THINC or a third-party designee of THINC. THINC shall pay to Synetic its reasonable costs for such transition, unless such transition is following a termination of this Agreement by THINC due to a material breach of the Agreement by Synetic, as set forth in Section 8.3, or due to fraud by Synetic, as set forth in Section 8.4, or due to an acquisition of Synetic by a Health Plan Competitor, as set forth in Section 8.7.

8.10 No Effect. Synetic's equity ownership in THINC will not be affected by a termination of this Agreement.


                                 9. WARRANTIES

9.1 THINC Warranties. THINC represents and warrants that:

     9.1.1 it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York;

     9.1.2 it has all requisite power and authority to execute this Agreement and to perform its obligations hereunder and it shall perform its obligations in a professional manner;

     9.1.3 the execution, delivery and performance of this Agreement has been duly authorized by THINC and will not violate the terms of any agreement to which THINC is a party or is otherwise bound and this Agreement is a valid and binding agreement enforceable against THINC in accordance with its terms;

     9.1.4 it has obtained, or will promptly obtain upon execution of this Agreement, all third-party consents or licenses, or regulatory and governmental approvals in all jurisdictions where the Services are to be performed, to permit Synetic to perform the Services hereunder;

     9.1.5 the documents, data and other information provided to Synetic and relied on by Synetic to perform the Services are true, complete and accurate in all material respects at the time provided;

     9.1.6 THINC's performance of its obligations hereunder shall comply with all applicable laws, rules and regulations;

     9.1.7 the THINC Facilities and other THINC facilities used in connection with performing the Services are in compliance with all applicable federal, state and local laws governing environmental requirements; it owns or has valid and binding leases or subleases on all THINC Facilities that are leased or subleased by THINC; such leases and subleases are in full force and effect and enforceable in accordance with their respective terms; and there are no material defaults by THINC, and THINC knows of no material default by any other party, under such leases and subleases;

     9.1.8 the THINC Supplied Assets and THINC Proprietary Materials constitute all of the rights, properties and assets necessary to permit Synetic to provide the Services of a type and quality comparable to such services as rendered by THINC prior to the Effective Date and as required hereby;

     9.1.9 the THINC Proprietary Materials and THINC Supplied Assets do not and shall not, and THINC shall perform its responsibilities under this Agreement in a manner that does not, infringe, or constitute an infringement or misappropriation of, any patent, invention, trade secret, copyright, trademark, proprietary information, nondisclosure or other proprietary right of any third party (collectively, "Third-Party Business Property Rights"); no claims have been asserted or threatened by any third party with respect to THINC's ownership or use of any of the THINC Proprietary Materials, THINC Facilities and THINC Supplied Assets and there is no valid basis for any such claim against such use or ownership by THINC; and from and after the Effective Date, the use by Synetic in a manner comparable to the use or ownership by THINC prior to the Effective Date, of the THINC Proprietary Materials and THINC Supplied Assets does not infringe, or constitute an infringement or misappropriation of, any Third-Party Business Property Rights;

     9.1.10 there are no pending or threatened claims, actions, suits, proceedings or investigations before any court or any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, by or against, or otherwise materially affecting THINC or the transaction contemplated by this Agreement;

     9.1.11 true and complete copies of (a) the balance sheet of THINC as of December 31, 1997, and the related statements of income and cash flows for the year ended December 31, 1997, together with the report of independent public accountants thereto (the "1997 Financial Statements"), and (b) the unaudited consolidated balance sheet of THINC as of November 30, 1998, and the related statements of income and cash flows for the eleven months ended November 30, 1998 (the "Interim Financial Statements"), were provided to Synetic prior to the Effective Date. The 1997 Financial Statements and the Interim Financial Statements: (i) were prepared in accordance with the books of account and other financial records of THINC, (ii) present fairly the consolidated financial condition and results of operations of THINC as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with the past practices of THINC, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of THINC and the results of the operations of THINC as of the dates thereof or for the periods covered thereby; provided, however, that the Interim Financial Statements do not include footnotes required by U.S. generally accepted accounting principles and were or are subject to normal and recurring year-end adjustments which were not and are not anticipated to be material in amount.

     9.1.12 the books of account and other financial records of THINC: (a) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with U.S. generally accepted accounting principles applied on a basis consistent with the past practices of THINC, (b) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (c) have been maintained in accordance with good business and accounting practices;

     9.1.13 there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable ("Liabilities") of THINC, other than Liabilities (a) reflected or reserved against on the Interim Financial Statements, and

     (b) in an aggregate amount not exceed $100,000 incurred since November 30, 1998 in the ordinary course of business, consistent with the past practice of THINC. Reserves are reflected on the Interim Financial Statements and on the books of account and other financial records of THINC against all Liabilities of THINC in amounts that have been established on a basis consistent with the past practices of THINC and in accordance with U.S. generally accepted accounting principles;

9.2   Synetic Warranties.  Synetic represents and warrants that:

     9.2.1 it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

     9.2.2 it has all requisite power and authority to execute this Agreement and to perform its obligations hereunder;

     9.2.3 the execution, delivery and performance of this Agreement has been duly authorized by Synetic and will not violate the terms of any agreement to which Synetic is a party or is otherwise bound and this Agreement is a valid and binding agreement enforceable against Synetic in accordance with its terms;

     9.2.4 Synetic's performance of its obligations hereunder shall comply with all applicable laws, rules and regulations;

     9.2.5 such of Synetic's network, system and facilities as are used in connection with performing the Services (collectively, the "Synetic System") is in compliance with all applicable federal, state and local laws governing environmental requirements;

     9.2.6 the Synetic Proprietary Materials do not and shall not, and Synetic shall perform its responsibilities under this Agreement in a manner that does not, infringe, or constitute an infringement or misappropriation of, any Third-Party Business Property Rights; no claims have been asserted or threatened by any third party with respect to Synetic's ownership or use of any of the Synetic Proprietary Materials, and there is no valid basis for any such claim against such use or ownership by Synetic;

     9.2.7 the Synetic System is or shall be Millennium Compliant. For purposes of clarification, in no way shall the foregoing be deemed to include or apply to the THINC Network or the THINC Proprietary Materials. For purposes of this Agreement, as to any hardware, software or system, "Millennium Compliant" shall mean the ability of that hardware, software or system to provide the following functions: (a) consistently process date information before, during and after January 1, 2000 including but not limited to accepting date input, providing date output, performing calculations on dates or portions of dates, and calculating leap years; and (b) function accurately in accordance with its respective specifications and documentation and without interruption before, during and after January 1, 2000 without any adverse change in operation, function or performance associated with the advent of the new century; and (c) respond to two-digit year date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century; and
     (e) maintain interoperability with other hardware and software products with which it must interact and exchange records, provided that such other hardware and software products are themselves Millennium Complaint as set forth in (a) - (d) above; and

     9.2.8 there are no pending or threatened claims, actions, suits, proceedings or investigations before any court or any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, by or against, or otherwise materially affecting Synetic or the transaction contemplated by this Agreement.

9.3 Disclaimer. EXCEPT AS PROVIDED IN THIS AGREEMENT, SYNETIC MAKES AND THINC RECEIVES NO WARRANTIES HEREUNDER AND EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ALLEGEDLY EXTENDED IN ANY COMMUNICATION WITH THINC, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY THAT THE PROVISION OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.


               10. LIMITATIONS AS TO AMOUNT AND TYPE OF LIABILITY

10.1 Limitation of Liability. Neither THINC nor Synetic will be liable for any indirect, incidental, consequential, special or punitive damages arising under this Agreement, including but not limited to loss of data, interest, anticipated savings, revenues or profits, or interruption of business, even if such party has been advised of the possibility of such losses or damages. The limitations of liability in this Section shall apply regardless of the form of action, whether in contract, tort (including negligence of any kind, whether active or passive), warranty, strict liability or any other legal or equitable grounds. Without limitation of the foregoing, but subject to Sections 11.2(ii)(b) and 11.2(ii)(c), Synetic's liability under this Agreement, if any, arising out of the performance or non-performance of its obligations shall be limited to actual direct money damages incurred as a result of Synetic's gross negligence or bad faith, plus any unreimbursed telecommunication and interface development costs of THINC actually incurred in providing access for the Clinical Transaction Services.

10.2 Limitation Period. Neither party to this Agreement may assert against the other party any claim for breach or nonperformance in connection with this Agreement unless the asserting party has given the other party written notice of the event giving rise to liability within three (3) years after the termination of this Agreement, except this Section 10.2 shall not apply to any claim for indemnification under Article 11 of this Agreement.

10.3 Definitions of Synetic and THINC. For the purposes of the limitations of liability set forth in this Section 10, references to Synetic shall be deemed to include its subsidiaries and their affiliates, and the directors, officers, employees, agents, representatives, subcontractors and suppliers of any of them, and references to THINC shall be deemed to include its subsidiaries and their affiliates, and the directors, officers, employees, agents, representatives, subcontractors and suppliers of any of them.


                                11. INDEMNITIES

11.1 Indemnification by THINC. THINC shall indemnify, defend and hold harmless each of Synetic and its affiliates, and their respective officers, directors and agents, and their respective successors and assigns, in accordance with the procedures set forth in Section 11.3, from and against any and all Losses (as defined in Section 11.4) arising out of or in connection with:

     11.1.1 Any actions taken by THINC prior to the expiration of the Transition Period, except to the extent such Losses were caused by Synetic's gross negligence or bad faith;

     11.1.2 Synetic's provision of Management Services under this Agreement, except to the extent such Losses were caused by Synetic's gross negligence or bad faith, provided however that, subject to Section 8, this indemnity shall not relieve Synetic of its obligations under this Agreement;

     11.1.3 Any claims by third-party contracting entities to any of the third-party agreements as a result of any third-party consents pursuant to
     Section 4.5, relating to or arising out of THINC's failure to observe or perform any duties or obligations required to be observed or performed before or after the expiration of the Transition Period by THINC under or with respect to any such agreements;

     11.1.4 Any claims of infringement or misappropriation of any patent, invention, trade secret, copyright, trademark, proprietary information nondisclosure or other proprietary rights resulting from the use of any THINC Supplied Assets or THINC Proprietary Materials by Synetic in the performance of the Services;

     11.1.5 The damage to or loss or destruction of any real or tangible personal property in the possession or under the control of THINC or its affiliates, except to the extent proximately caused by Synetic's gross negligence or bad faith;

     11.1.6 An act or omission by THINC or its employees (including without limitation the THINC Employees) arising out of or relating to (a) federal, state, or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (b) sexual discrimination or harassment, (c) THINC employee benefits, (d) any representations, oral or written, made by THINC to THINC's employees, and
     (e) any other aspect of the employment relationship or the termination of the employment relationship relating to the employees of THINC arising prior to the date such employee becomes an employee of Synetic as contemplated herein, if applicable, including but not limited to claims for breach of an expressed or implied contract of employment and claims relating to salaries, THINC employee benefit plans, severance, termination liabilities, claims arising under the occupational health and safety or other applicable federal, state or local laws or regulations, including plant closing or mass layoff laws, the Employee Retirement Income Security Act of 1974 or the related provisions of the Internal Revenue Code of 1986; and

     11.1.7 The death or bodily injury of any agent, employee, subcontractor, customer, business invitee or business visitor of THINC or its affiliates, except to the extent proximately caused by Synetic's gross negligence or bad faith;

     11.1.8 Any claim or action arising out of or relating to this Agreement brought by or on behalf of a customer or agent of THINC or its affiliates, except to the extent proximately caused by Synetic's gross negligence or bad faith;

     11.1.9 Any third-party claim or action arising out of or relating to a breach by THINC of its representations and warranties set forth in Sections
     9.1.3 through 9.1.13; and

     11.1.10 Any third-party claim or action arising out of or relating to the Content and Messaging Services, to the extent (a) caused by any negligent action of a Payer or an end-user of such Content and Messaging Services,
     (b) caused by any action of a Payer or an end-user of such Content and Messaging Services other than in conformity with the Content and Messaging

     Services, or (c) arising out of or relating to any Payer's content, messages, rules, guidelines or other information.

11.2 Indemnification by Synetic. Synetic shall indemnify, defend and hold harmless THINC, in accordance with the procedures set forth in Section 11.3, from and against any and all Losses: (i) caused by Synetic's gross negligence or bad faith, or (ii) arising out of or in connection with any third-party claim or action arising out of or relating to: (a) a breach by Synetic of its representations and warranties set forth in Sections 9.2.3 through 9.2.6, and
Section 9.2.8; (b) the provision to a Payer by THINC of Content and Messaging Services pursuant to a Managed Care Transaction Contract, except for Losses (w) caused by any negligent action of a Payer or an end-user of such Content and Messaging Services, (x) caused by any action of a Payer or an end-user of such Content and Messaging Services other than in conformity with the Content and Messaging Services, (y) arising out of or relating to any Payer's content, messages, rules, guidelines or other information, or (z) arising out of or resulting from the THINC Network to the extent the cause of such Losses was not within Synetic's reasonable control as Contract Manager; (c) a breach by Synetic of its representations and warranties set forth in Sections 9.2.7; and (d) use by Synetic of any THINC Proprietary Materials other than for the purposes set forth in Section 4.4.

11.3  Indemnification Procedures.

     11.3.1 A party seeking indemnification under this Agreement (an "Indemnified Party") for a claim by a third party shall promptly notify the other party (the "Indemnifying Party") in writing of the commencement, or threatened commencement, of any civil, criminal, administrative or investigative action or proceeding involving a claim for indemnification under this Agreement. The Indemnifying Party shall have sole control over the defense and settlement of such claim, provided that, within thirty (30) days after receipt of the above-described notice, the Indemnifying Party notifies the Indemnified Party of its election to so assume full control. The foregoing notwithstanding, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim. The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which shall not be unreasonably withheld, before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive or other equitable relief to be imposed against the Indemnified Party. A condition to any settlement by the Indemnifying Party of a claim shall be that the Indemnified Party is fully released from any liability related to the claim. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume sole control over the defense of such claim, the Indemnifying Party may participate in such defense and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. An Indemnifying Party shall not be required to indemnify an Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any such claim which was agreed to without the written consent of the Indemnifying Party, which shall not be unreasonably withheld.

     11.3.2 If a claim for indemnification hereunder involves a third party claim, the Indemnifying Party may, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice, litigate, defend, settle or otherwise attempt to resolve such claim, except that the Indemnified Party may elect, at any time and at its sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to so resolve such claim, thereby waiving any right to indemnification under this Agreement. In any event, each party shall fully cooperate with the other and their respective counsel in connection with any such resolution, and notwithstanding which party is defending any such third party claim, the other party shall have the right to select co-counsel at its sole cost and expense and to consult with counsel for the Indemnifying Party.

11.4 Losses. "Losses" shall mean all losses, liabilities, damages and claims and all related costs and expenses, including reasonable legal fees and disbursements.


                     12. DISPUTE RESOLUTION AND ARBITRATION

12.1 Dispute Resolution. Synetic and THINC will agree to use their best efforts to resolve disputes informally and amicably. If, after negotiating for thirty
(30) days or for some longer period if the parties agree, no resolution of a dispute is reached, Synetic and THINC will submit the dispute to binding arbitration in New York, New York pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and the procedures set forth in
Section 12.2.

12.2 Arbitration. All disputes that cannot be resolved pursuant to the internal issue resolution process identified above, will be submitted to and settled by final and binding arbitration. Any dispute which cannot be resolved as set forth above, will be resolved by final and binding arbitration in New York, New York by a panel of three (3) arbitrators in accordance with and subject to the Commercial Arbitration Rules of the AAA then in effect. Following notice of a party's election to require arbitration, each party will within thirty (30) days select one arbitrator, and those two arbitrators will within thirty (30) days thereafter select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, the AAA will within thirty (30) days thereafter select such third arbitrator. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. Notwithstanding the foregoing, either party may seek injunctive relief in a court of competent jurisdiction, where appropriate, to protect its rights pending the outcome of such arbitration.

12.3 Forbearance. The parties acknowledge that THINC shall not institute a lawsuit, file any claim or cause of action at law or in equity, or bring legal challenge or action in any forum against any GNYHA Member without giving GNYHA sixty (60) days prior written notice, during which notice period GNYHA shall have the right but not obligation to attempt to resolve any dispute between the GNYHA Member and THINC, provided, however, that THINC shall not be subject to such forbearance requirement if such delay would prejudice the rights of THINC.


                                  13. GENERAL

13.1 Assignment. Neither Synetic nor THINC may assign this Agreement or any of its rights or obligations hereunder without the consent of the other party (which consent shall not be unreasonably withheld), provided that Synetic may assign this Agreement and any of its rights and obligations, upon written notice to THINC's Members, to a subsidiary of which Synetic owns, directly or indirectly, a majority of the voting equity securities.

13.2 Force Majeure. Each of Synetic and THINC will be excused from performance of its obligations under this Agreement for any period and to the extent that performance is prevented as a result of delays caused by fire, flood, changes in laws or regulations, and other events beyond its reasonable control.

13.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no representations, warranties, understandings or agreements relating to the subject matter hereof which are not fully expressed in this Agreement. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

13.4 Amendments. All changes in this Agreement or its Schedules require the mutual written agreement of the parties.

13.5 No Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

13.6 Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law.

13.7 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York without regard to its conflicts of law rules.

13.8 Binding Nature. This Agreement is binding on the parties hereto and their respective successors and assigns.

13.9 Notices. Whenever one party is required or permitted to give notice to the other, such notice shall be deemed given: when delivered by hand; one (1) day after being given to an express courier with a reliable system for tracking delivery; when telecopied or faxed and receipt confirmed; or three (3) days after the day of mailing, when mailed through United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

            In the case of Synetic:

                  Synetic Healthcare Communications, Inc.
                  c/o Synetic, Inc.
                  River Drive Center 2
                  669 River Drive
                  Elmwood Park, New Jersey 07407-1361
                  Attention:  General Counsel

                  With a copy to:  Synetic Relationship Manager

            In the case of THINC:

                  The Health Information Network Connection LLC
                  1155 Avenue of the Americas
                  New York, New York  10036

                  Attention:  Chairman

                  With a copy to:  THINC Relationship Manager


      Either party may from time to time change its address for notification purposes by giving the other thirty (30) days prior written notice of the new address and the date upon which it shall become effective.

13.10 Publicity. Each of Synetic and THINC and their respective affiliates (existing today and in the future) shall hold the contents of this Agreement in strict confidence and not make any public statements with respect thereto, except as may be required under applicable laws and regulations (including, without limitation, federal securities laws) or with the consent of Synetic, in the case of disclosure by THINC, or with the consent of THINC, in the case of disclosure by Synetic, in each case which consent will not be unreasonably withheld. Notwithstanding the foregoing, Synetic and THINC will issue a press release announcing the execution of this Agreement. In addition, each of Synetic and THINC shall be permitted to respond generally to inquiries regarding its business, provided that it shall not disclose specific terms of this Agreement (except as may be required under applicable laws and regulations).

13.11 Insurance. Each of THINC and Synetic will maintain general liability insurance and such other insurance, as set forth on Schedule F.

13.12 Nonassumption of Liabilities. Unless specifically provided by this Agreement, THINC does not assume or become liable for any of the existing or future obligations, liabilities or debts of Synetic, and Synetic does not assume or become liable for any of the existing or future obligations, liabilities or debts of THINC.

13.13 No Third Party Beneficiaries. Except as expressly specified in this Agreement, the parties do not intend, nor shall any clause be interpreted to create in any third party, any obligations to, or right or benefit by, such third party under this Agreement from either Synetic or THINC.

13.14 Relationship of Parties. Synetic is acting as an independent contractor in providing the Services under this Agreement, with the sole right to supervise, manage, control, direct, procure, perform, or cause to be performed, all necessary work, duties or obligations under this Agreement. Except as otherwise expressly provided herein, Synetic does not undertake by this Agreement or otherwise to perform any obligations of THINC whether regulatory or contractual.

13.15 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld. Each party will cooperate with the other by, among other things, making available, as reasonably requested by the other, management decisions, information, approvals and acceptances in order that each party may properly accomplish its obligations and responsibilities hereunder.

13.16 Survival. Notwithstanding any provisions of this Agreement to the contrary, any provision of this Agreement that by its terms, nature or operation of law should survive the termination or expiration of this Agreement will survive.

            THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THIS SUBJECT SHALL CONSIST OF (1) THIS AGREEMENT AND (2) ITS SCHEDULES, EACH AS AMENDED FROM TIME TO TIME. THIS STATEMENT OF THE AGREEMENT SUPERSEDES ALL PROPOSALS OR OTHER PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER NEGOTIATIONS AND COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER DESCRIBED IN THIS AGREEMENT.


THE HEALTH INFORMATION NETWORK                SYNETIC HEALTHCARE
CONNECTION LLC                                COMMUNICATIONS, INC.

By:                                           By:
   ----------------------------------             ------------------------------
Name:                                         Name:
Title:                                        Title:
Date:                                         Date:



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